EXHIBIT 12.1
First BanCorp
Computation of Ratio of Earnings to Fixed Charges

Six-Month Period Ended
June 30, 2011
Including Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(37,152)
Plus:
Fixed Charges (excluding capitalized interest)	144,660

Total Earnings	$107,508

Fixed Charges:
Interest expensed and capitalized	$143,001
Amortized premiums, discounts, and capitalized expenses related to indebtedness	31
An estimate of the interest component within rental expense	1,628

Total Fixed Charges	$144,660

Ratio of Earnings to Fixed Charges	(A)

Excluding Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(37,152)
Plus:
Fixed Charges (excluding capitalized interest)	41,076

Total Losses	$3,924

Fixed Charges:
Interest expensed and capitalized	$39,417
Amortized premiums, discounts, and capitalized expenses related to indebtedness	31
An estimate of the interest component within rental expense	1,628

Total Fixed Charges	$41,076

Ratio of Earnings to Fixed Charges	(A)

(A)	For June 30, 2011, the ratio coverage was less than 1:1. The Corporation would have to generate additional earnings of $37.2 million to achieve a ratio of 1:1 for the six-month period ended June 30, 2011.